UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2025

SHF Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-40524	86-2409612
(Commission File Number)	(IRS Employer Identification No.)

1526 Cole Blvd., Suite 250

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 431-3435

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	SHFS	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SHFSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 21, 2025, SHF Holdings, Inc. (the “Company”) hired and appointed Terrance Mendez as the Company’s Co-Chief Executive Officer (“Co-CEO”), and changed the title of Sundie Seefried, previously the Company’s Chief Executive Officer, to the Company’s other Co-Chief Executive Officer.

Terrance Mendez, age 49, has served as the Chief Executive Officer of Amos Advisory Solutions (“AMOS”) from August 2016 to present, a management and outsource consulting firm through which he has held executive leadership roles in several cannabis and cannabis-related business. In connection with his employment with AMOS, Mr. Mendez served from November 2023 to present as the Chief Financial Officer of 42 Degrees, a cannabis extractor and distributor. From February 2022 to February 2024 as the Chief Executive Officer of Devi Holdings, a vertically integrated multi-state cannabis operator. From December 2019 to April 2021 as the Chief Executive Officer, of Dalwhinnie Enterprises, a single state vertical integrated cannabis operator.

Mr. Mendez was employed from July 2017 to August 2019, as the Vice President of Finance and Chief Accounting Officer by Hitachi Vantara, a subsidiary of Hitachi, Ltd. (OTCMKTS: HTHIY), a technology conglomerate. From March 2014 to November 2016, Mr. Mendez served as Vice President and Chief Audit Executive by Arrow Electronics Inc. (NYSE:ARW), an electronics components manufacturer. From September 2011 to March 2014, Mr. Mendez was employed as Vice President of FP&A and was a Segment Financial Controller by Broadridge Financial Solutions Inc. (NYSE:BR). Mr. Mendez spent 14 years in public accounting with Arthur Andersen & Co. and Deloitte Touche LLC. Mr. Mendez is a Certified Public Accountant in the States of New York, New Jersey and Colorado and a Charted Global Management Accountant. He holds a Bachelor of Science in Economics from the University of Pennsylvania’s Wharton School of Business.

There are no arrangements or understandings between Mr. Mendez and any other person pursuant to which Mr. Mendez was appointed as an officer of the Company. There are no family relationships between Mr. Mendez and any director or executive officer of the Company, and Mr. Mendez does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On January 21, 2025, the Company entered into an executive employment agreement with Mr. Mendez (the “Mendez Employment Agreement”) that will govern the terms of his employment as the Company’s Co-CEO. The Mendez Employment Agreement has a term of three years. Pursuant to the terms of the Mendez Employment Agreement, Mr. Mendez is entitled to receive an annual base salary of $360,000 and is eligible to receive an annual bonus and participate in the Company’s long term incentive plan upon the Company’s achievement of certain performance measures as determined by the Company’s board of directors (or the Compensation Committee of the Company’s board of directors). In addition, Mr. Mendez will be awarded options to purchase 654,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share, which will vest in three equal, annual installments, beginning on January 21, 2025, subject to continued employment through the applicable vesting date. Mr. Mendez is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees.

In connection with the Mendez Employment Agreement, Mr. Mendez entered into a restrictive covenant agreement, which includes a 10-month post-termination non-compete and non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.

The foregoing description of the Mendez Employment Agreement is qualified in its entirety by reference to the full text of the Mendez Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Executive Employment Agreement, dated January 21, 2025, between the Company and Terrance Mendez
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHF HOLDINGS, INC.

Date: January 27, 2025	By:	/s/ Sundie Seefried
Co-Chief Executive Officer